    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON January 28, 2000
                                                    REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                       REGISTRATION STATEMENT ON FORM S-3
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                 SPIGADORO, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

        Delaware                                              13-3920210
-------------------------------                         ---------------------
(State or other jurisdiction                           (I.R.S. Employer ID No.)
   of Incorporation)
                               70 East 55th Street
                                   24th Floor
                            New York, New York 10022
                                 (212) 754-4271

   --------------------------------------------------------------------------
   (Address and telephone number of Registrant's principal executive offices)


                                   Jacob Agam
                               70 East 55th Street
                                   24th Floor
                            New York, New York 10022
                                 (212) 754-4271

               ---------------------------------------------------
               (Address and telephone number of agent for service)

                                   Copies to:

                             Robert G. Minion, Esq.
                            Steven M. Skolnick, Esq.
                              Lowenstein Sandler PC
                              65 Livingston Avenue
                           Roseland, New Jersey 07068
                                 (973) 597-2500

Approximate date of proposed commencement of sale to public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

        CALCULATION OF REGISTRATION FEE UNDER THE SECURITIES ACT OF 1933


===================================================================================================================
                                                    Proposed              Proposed Maximum
Title of Each  Class of           Amount to         Maximum Aggregate     Aggregate           Amount of
Securities to be Registered       be                Price per             Offering Price      Registration Fee(3)
                                  Registered(1)(3)  Security(2)
===================================================================================================================
Common Stock, $.01 par value .    991,159           $2.7188               $2,694,763.09       $712
===================================================================================================================


(1)  Registered for resale by certain selling stockholders of the Company.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low price of the common stock on The American Stock Exchange on January 24, 2000.
(3) 3,901,321 shares of common stock registered in this offering are carried forward pursuant to Rule 429(b) and $6,889 constituting the amount of the filing fees associated with such securities was previously paid in the Company's Registration Statements (333-64111 and 333-71901).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  Subject to Completion, Dated January 28, 2000


PROSPECTUS
                                 SPIGADORO, INC.

                        4,892,480 shares of Common Stock

     The selling stockholders listed on page 28 are offering for resale 4,892,480 shares of common stock owned by them. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We may receive proceeds from the exercise of options and warrants if selling stockholders choose to exercise their options and warrants.

     Our common stock is listed on The American Stock Exchange under the symbol "SRO." On January 27, 2000, the last sale price of the common stock as reported on The American Stock Exchange was $2.75 per share.

     Investing in our common stock involves a high degree of risk. For more information, see "Risk Factors" beginning on page 8.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                  The date of this prospectus is ________, 2000

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                Table of Contents

                                                                           PAGE

Prospectus Summary......................................................     4
Risk Factors............................................................     8
Note Regarding Forward-Looking Statements...............................    24
Use of Proceeds.........................................................    25
Selling Stockholders....................................................    25
Plan of Distribution....................................................    29
Legal Matters...........................................................    31
Experts.................................................................    31
Where You Can Find More Information.....................................    32
Incorporation of Certain Documents by Reference.........................    32

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and notes to those statements incorporated by reference in this prospectus.

                                   THE COMPANY

     We produce and sell animal feed and pasta and flour products. Our animal feed business produces animal feed for:

     o industrial breeders, including specific lines for the nutrition of dairy cows, beef cattle, pigs, rabbits, birds, sheep, goats and horses;
     o family-owned breeding farms, including specific lines for the nutrition of rabbits, sheep, goats, birds and horses; and
     o domestic pets, including specific lines for the nutrition of principally dogs and cats.

We offer over 600 animal feed products that are manufactured in our seven facilities located in Italy. These products are marketed under the brand name "Petrini" and sold in Italy through direct sales by us, through our independent sales agents and through our franchised network of stores.

     Our pasta and flour business produces traditional, specialty and health and diet pastas, as well as flours for use by the bakery industry. Our pasta product line consists of over 150 products which are primarily marketed under the brand name "Spigadoro," including:

     o long goods, such as spaghetti, linguine, fettuccine, angel hair and lasagna; and
     o short goods, such as penne, elbow macaroni, mostaccioli, rigatoni, rotini, ziti and egg noodles.

We sell our pasta products directly and through independent sales agents principally through two distribution channels:

     o retail distribution which supply shops and supermarkets that sell our pasta products to consumers; and
     o food service distribution which supply restaurants, hotels, schools and hospitals.

We sell our flour products directly and through independent sales agents to:

     o   major Italian food groups such as Nestle, Ferrero Plasmon and Bauli;
         and
     o small and medium sized bakeries for the production of cookies, panenoni, pandori, pizzas and croissants.

Our pasta and flour products are manufactured at our facility located in Perugia, Italy. By-products of our pasta and flour business are used as raw materials for our animal feed products.

Our pasta products are sold primarily in Italy and, to a lesser extent, in the United States, Europe and Southeast Asia and our flour products are sold in Italy.

     We also market and distribute personal computers and personal computer components, peripherals and software in Germany. However, as a result of our acquisition of Petrini S.p.A. in December 1999, we sold all of the capital stock of FSE Computer-Handel GmbH & Co. KG and FSE Computer-Handel Verwaltungs GmbH owned by us in January 2000. The FSE entities were responsible for the marketing of our high performance personal computers in Germany. We also intend to sell Columbus Computer Handel and its affiliates. Columbus distributes personal computer components, peripherals and software, as well as personal computers, in Germany. We have commenced discussions relating to the sale of Columbus, but no agreement has been reached with any party regarding the terms of a potential transaction and we cannot predict whether we will be able to sell this business on terms favorable to us or at all.

     Our goals are to expand our markets by acquiring complementary businesses and by increasing market share, to provide superior quality and customer service and to reduce costs and improve operating efficiencies. We intend to achieve these goals through the application of the following strategies:

     Acquire Complementary Businesses. We intend to pursue a consolidation strategy within our two core businesses. Although our initial focus will likely be on Italy, we may seek acquisition candidates in the Mediterranean food and animal feed sectors throughout Europe. Our acquisition criteria include

     o the ability to increase our market share and customer base and allow us to compete more effectively;

     o the ability to achieve operating efficiencies through consolidation of facilities, equipment, purchasing and personnel;

     o the expansion of product lines, including the expansion of the food division into other Mediterranean products that utilize similar distribution networks and marketing strategies as pasta and which comprise the popular and growing Mediterranean diet trend, such as olive oil, tomato sauce, bread products and vinegar;

     o   increasing production and distribution capacity; and

     o   the ability to capitalize on the strength of our brand names.

Increase Market Share. We pursue opportunities to increase market share and improve profitability through

     o   the expansion and rationalization of our product lines;

     o penetration into new, and expansion in existing, geographic markets, including Europe, North America and the Asia/Pacific region, where we believe the opportunities for growth and/or competitive conditions are favorable;

     o the development of opportunities to cross-market and bundle multiple products to new and existing customers;

     o   the expansion of our Agripui franchising network; and

     o increased marketing and advertising to elevate our profile in new markets.

Reduce Costs and Improve Operating Efficiencies. In order to reduce our costs, we intend to continually identify opportunities, and implement production and capital investment strategies, designed to achieve lower-cost production of our products. For example, since November 1998, we have been implementing the recommendations of an efficiency plan conducted by an independent consulting firm, which includes

     o the consolidation of our animal feed production and the conversion of less efficient plants into advanced warehouses;

     o the reduction of overhead costs through streamlining management processes and rationalizing personnel;

     o   investments in new production technology and process control equipment;

     o   rationalization of purchasing and use of raw materials; and

     o tighter credit control and a reduction in the collection period for receivables.

Capitalize on Brand-Name Recognition. We intend to capitalize on the success of our well-recognized Spigadoro and Petrini brand names by extending those trademarks to innovative or complementary new products, including new pasta and food products, and product lines, including new products that may be acquired through strategic acquisitions. We also intend to leverage the success of our animal feed brand names, including AgriPiu, by extending our franchising network in Italy which is currently comprised of 217 stores. We believe that our brand names communicate product consistency and high quality.

     We were incorporated in Delaware in September 1996. Our address is 70 East 55th Street, 24th Floor, New York, New York 10022 and our telephone number is
(212) 754-4271. Unless the context otherwise requires, "Spigadoro" refers to Spigadoro, Inc., the Delaware corporation, and our subsidiaries, and "Petrini" refers to Petrini S.p.A., an Italian corporation and wholly-owned subsidiary of Spigadoro. Petrini produces and sells animal feed and pasta and flour products.

                                  THE OFFERING

Shares offered by the selling stockholders                      4,892,480 shares

We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We may receive proceeds from the exercise of options and warrants if the selling stockholders choose to exercise their options and warrants. See "Selling Stockholders" and "Plan of Distribution."

                                  RISK FACTORS

     The following factors should be reviewed carefully, in conjunction with the other information in this prospectus and our consolidated financial statements. These factors could cause actual results to differ materially from those currently anticipated and contained in forward-looking statements made in this prospectus and presented elsewhere by our management from time to time. See "Note Regarding Forward-Looking Statements."

Company Risks

We have changed our principal business and we may not be successful operating a new business.

     Prior to our acquisition of Petrini, our sole business has been the marketing and distribution of personal computers and personal computer components, peripherals and software. The production and marketing of animal feed and pasta and flour products is a new business for us and our management group has limited experience operating this type of business. Although we have retained the management personnel of Petrini, we cannot assure that we will be able to continue to retain such individuals or that our management team will be successful in managing this new business. If we are unable to successfully operate this new business, our business and operating results will be materially impaired.

If we do not successfully sell our existing computer business, the combined company may be adversely affected.

     We sold the FSE entities at a loss. We intend to sell our remaining computer business. However, in the event we are unable to sell our computer business, we would be subject to various risks relating to the operation of two significantly different businesses including:

     o the possibility that the business cultures of the two businesses may not mesh;

     o the possibility that management may be distracted from regular business concerns by the need to integrate operations or operate the businesses separately;

     o   difficulty in obtaining additional financing;

     o   problems in retaining employees;

     o   challenges in retaining customers;

     o   potential adverse effects on operating results; and

     o unanticipated costs relating to the operation of each of the businesses.

     If we are unable to sell our remaining computer business and discontinue these operations, we may incur costs and expenses relating to the discontinuation of operations, the termination of some of our employees and the termination of certain contracts, including our leases. These costs could reduce our available cash and our profitability and could adversely affect our business and operating results.

     We have commenced discussions relating to the sale of this business. However, we have no agreements or arrangements for the sale of our remaining computer business. We cannot assure that we will be able to sell this business on terms favorable to us or at all or that there will not be substantial unanticipated costs associated with such sale.

Vertical Financial Holdings and affiliated entities control Spigadoro.

     Vertical Financial Holdings, one of the selling stockholders, and entities affiliated with Vertical Financial Holdings, have the ability to vote or direct the vote of approximately 54.9% of our outstanding common stock and will control the actions that require stockholder approval, including:

     o   the election of our directors; and

     o the outcome of mergers, sales of assets or other corporate transactions or matters submitted for stockholder approval.

Jacob Agam, our Chairman of the Board and Chief Executive Officer, is also the Chairman of the Board of Gruppo Spigadoro, N.V. and Vertical Financial Holdings and some of its affiliated entities. Entities affiliated with Vertical Financial Holdings have the power to vote approximately 90% of the shares of our common stock owned by Gruppo Spigadoro. Gruppo Spigadoro or its assignee also has the right to nominate up to a majority of the members for election to our Board of Directors so long as Gruppo Spigadoro, its affiliates and Carlo Petrini, one of our directors, continue to own, in the aggregate, a specified number of our securities.

Because we are a holding company, our ability repay our indebtedness will depend upon the level of our cash reserves, the distribution of funds from our operating subsidiaries and our ability to obtain sufficient additional funds.

     We are a holding company and substantially all of our operating results will be derived from the operations of our operating subsidiaries and other businesses that we may acquire in the future. In connection with the Petrini acquisition, we assumed approximately $20 million of short term indebtedness, approximately $12.5 million of which is convertible into shares of our common stock. All of the assumed indebtedness will become payable during 2000. Our ability to repay this indebtedness will depend on the level of our cash reserves, including any proceeds from the sale of our personal computer business, and the operating results of our operating subsidiaries and the distribution of sufficient funds from these subsidiaries to us. The ability of our operating subsidiaries to make such funds available to us may be restricted by the terms of their indebtedness and by applicable law. If our available working capital, together with any distributions from our subsidiaries, are not sufficient to enable us to repay our indebtedness, we will be required to obtain additional debt or equity financing for the repayment of this debt. One of the promissory notes issued by us in the Petrini acquisition is denominated and payable in Lire in the principal amount of 12,050,000,000 Lire or approximately $6.4 million. Although the maximum amount payable by us under this note is capped at $7.0 million, the amount to be paid by us under this note is subject to fluctuations in the value of the Lire against the U.S. Dollar.

Our substantial debt may adversely affect our ability to obtain additional funds and increases our vulnerability to economic or business downturns.

     Our indebtedness as of September 30, 1999, on a pro forma basis after giving effect to the Petrini acquisition, aggregated approximately $51.3 million. Accordingly, we are subject to the risks associated with substantial indebtedness, including:

     o we have less funds available for operations, future business opportunities and other purposes;

     o our ability to obtain additional financing to repay our debt and for acquisitions, working capital, capital expenditures, general corporate or other purposes may be impaired;

     o it may be more difficult and expensive to obtain additional funds, if available at all;

     o we are more vulnerable to economic downturns, less able to withstand competitive pressures and less flexible in reacting to changes in our industry and general economic conditions; and

     o if we default under any of our debt instruments or if our creditors demand payment of a portion or all of our indebtedness, we may not have sufficient funds to make such payments.

Any of these risks may materially adversely affect our operations and financial condition and adversely affect our stock price.

     A portion of our debt is secured by our assets. If we default under the debt instruments secured by our assets, such assets would be available to the creditor to satisfy our obligations to the creditor before any payment could be made to our stockholders.

We experience fluctuations in our operating results which may cause our stock price to fluctuate.

     Our results of operations have fluctuated significantly in recent years and may continue to fluctuate in the future. In 1998, Petrini's net sales decreased by approximately 9.7% as compared to 1997. In 1997, Petrini's net sales decreased by approximately 7.9% as compared to 1996. A number of factors have caused and may continue to cause these fluctuations, including:

     o   price fluctuations for raw materials;

     o   demand for our products;

     o   increased marketing costs;

     o   pricing and competition;

     o   the timing and scope of new customer and new product volumes;

     o   plant expansion or consolidation and equipment upgrade costs; and

     o   general economic conditions.

     Any of these factors may adversely affect our business and financial condition. Our results of operations for any past or interim periods may not be indicative of our future performance.

Our operating results will be adversely affected by charges from acquisitions.

     Because we plan to grow our business through acquisitions, we will likely incur significant non-cash charges for depreciation and amortization as we acquire additional businesses. These charges will adversely affect our results of operations and may result in decreased net income or increased net loss. In connection with our acquisition of Petrini, we incurred approximately $6.0 million of goodwill. We will amortize this goodwill over 20 years, which will cause us to record in our financial statements an annual non-cash charge of approximately $300,000. In addition, if we finance new acquisitions through borrowings, we will also incur increased interest expense.

Our strategy of acquiring other companies for growth may not succeed and may adversely affect our financial condition, results of operations and cash flows.

     Our strategy of growth through acquisitions presents risks that could materially adversely affect our business and financial performance, including:

     o   the diversion of our management's attention;

     o the assimilation of the operations and personnel of the acquired business;

     o the contingent and latent risks associated with the past operations of and other unanticipated problems arising in the acquired business;

     o   the need to expand management, administration, and operational systems;
         and

     o increased competition for acquisition opportunities and qualified employees.

     We  cannot predict whether:

     o   we will be able to identify suitable acquisition candidates;

     o we will be able to acquire additional businesses on terms favorable to us or at all;

     o we will be able to successfully integrate into our business the operations of any new businesses;

     o   we will realize any anticipated benefits of completed acquisitions; or

     o there will be substantial unanticipated costs associated with new acquisitions.

     Because expansion of our operations will likely be predominately in international markets, acquisitions could also involve risks relating to operating in other foreign countries, including those relating to:

     o   management of remote operations;

     o   cultural incompatibilities;

     o   currency exchange rates; and

     o   additional legal, tax, accounting and regulatory requirements.

     The failure to manage growth effectively may adversely affect our business and financial condition. We are evaluating, and are in preliminary discussions in connection with, the potential acquisition of assets or equity of businesses related to our business. However, we have no agreements or arrangements with respect to any particular acquisitions and we may not be able to complete any additional acquisitions on terms favorable to us or at all. If we are unable to acquire additional businesses, our growth may be reduced.

     We intend to issue our securities in connection with future acquisitions. If businesses we want to acquire will not accept our securities as payment of all or a portion of the purchase price, we may be unable to make additional acquisitions, except through the use of cash.

If we do not obtain sufficient additional funds our ability to grow through acquisitions may be limited.

     We will likely require additional funds for acquisitions and integration and management of acquired businesses. We have no commitments or arrangements for any additional funds. We cannot predict whether additional funds will be available on terms acceptable to us or at all. If we cannot obtain funds when required, the growth of our business may be adversely affected which could materially adversely affect our financial condition. If we issue our securities to obtain additional funds, or in our acquisitions, our existing stockholders will experience dilution.

The loss of our key personnel may adversely affect our business.

     Because we have a limited number of management personnel, we are dependent on our executive officers, including Jacob Agam, our Chairman of the Board and Chief Executive Officer, and Lucio De Luca, our Chief Operating Officer, as well as other principal members of our management team and the management team at Petrini. Mr. Agam will be providing services to us on a part-time basis. We cannot assure that any of our management personnel, including

Mr. Agam and Mr. De Luca, will continue to devote sufficient time to our business. The loss of services of, or a material reduction in the amount of time devoted to our business by these individuals could adversely affect our business and financial condition. Competition for qualified executive officers is intense. In addition, if we are unable to attract, retain and motivate other highly skilled employees, our business, prospects and financial condition could be materially adversely affected.

Because the seller of Petrini is a holding company, our ability to recover for an indemnification claim under the stock purchase agreement may be limited.

     Gruppo Spigadoro, the seller of Petrini, is a holding company whose assets consist primarily of the shares of our common stock issued to it in the acquisition. Gruppo Spigadoro is not restricted from distributing such shares to its stockholders. If a claim for indemnification arises out of the stock purchase agreement and Gruppo Spigadoro has transferred such shares to its stockholders, Gruppo Spigadoro may not have sufficient assets to pay a claim for indemnification. In addition, we may not be able to pursue claims against those stockholders. As a result, a misrepresentation by Gruppo Spigadoro in the stock purchase agreement may result in a material loss to us.

Industry Risks

Intense competition in the pasta and animal feed industries may adversely affect our operating results.

     We operate in a highly competitive environment and compete with numerous well established national, regional and foreign companies, as well as many smaller companies in:

     o the production, marketing and distribution of animal feed and pasta and flour products;

     o   the procurement of raw materials;

     o the development and improvement of animal feed and the design of optimal animal nutrition and genetic breeding programs; and

     o the development, improvement and expansion of pasta and flour products and product lines.

     As  compared to us, many of our competitors have:

     o   significantly longer operating histories and broader product lines;

     o   significantly greater brand recognition; and

     o greater production capacity and financial, management and other resources.

     As  a result, our competitors may be able to:

     o adapt more quickly to new or emerging production technologies and product development;

     o adapt more quickly to changing market conditions and customer preferences;

     o   devote greater resources to the promotion and sale of their products;
         and

     o   respond more effectively to competitive pressures.

     Our competitive environment depends to a significant extent on the industry capacity relative to demand for pasta and animal feed products. We believe that the worldwide pasta and animal feed industries have significant excess production capacity. This excess capacity has given rise to intense competition for sales, often focused on product pricing. A variety of discount programs are used by industry participants to obtain market share. The effect of such competition has been to put pressure on profit margins and to involve us in vigorous competition to obtain and retain product customers. Significant industry capacity levels above demand for pasta and animal feed products may materially adversely affect our business and financial condition.

     Our direct competitors in our pasta business include Barilla, the industry leader in Italy, as well as approximately 45 other Italian pasta producers. In the United States, we also compete with:

     o   Large United States based multi-national companies such as:

     o New World Pasta with brands such as San Giorgio(Registered Trademark) and Ronzoni(Registered Trademark); and

     o Borden, Inc. with brands such as Prince(Registered Trademark) and Creamette(Registered Trademark); and

     o   Regional U.S. producers of retail and institutional pasta.

     The animal feed industry is highly fragmented, with the bulk of the industry consisting of national and regional competitors, including cooperatives. We believe our largest competitors in Italy are:

     o in Northern Italy: Purina Italia S.p.A., Raggio di Sole Mangimi S.p.A. and Veronesi Finaziaria S.p.A.; and

     o in Central-Southern Italy: Progeo S.c.a.r.l., F. lli Martini & C. S.p.A. and Mignini S.p.A.

     However, as animal breeders become larger they tend to integrate their business by acquiring or constructing feed production facilities. As a result, the available market for commercial feed may become smaller and competition may increase, which could materially adversely affect our business and financial condition.

Our financial results may be affected by increases in the costs of raw materials and packaging.

     Our financial results depend to a large extent on the cost of raw materials and packaging and our ability to pass along to our customers increases in these costs. Historically, market prices for commodity grains and food stocks have fluctuated in response to a number of factors, including:

     o   change in the agricultural policies of the European Community;

     o   changes in United States government farm support programs;

     o   changes in international agricultural and trading policies;

     o   weather conditions during the growing and harvesting seasons;

     o   level of international stocks in storage;

     o   currency fluctuations;

     o   shipping costs;

     o   speculations on commodities; and

     o   other factors over which we have no control.

     Lower prices for durum wheat and the resulting semolina, when combined with excess production capacity, has placed downward pressure on pasta prices and has intensified competition in the pasta industry. In the event costs for raw materials increase, we would be required to increase sales prices for our products in order to avoid margin deterioration. However, because there is significant competition in the pasta and animal feed industries in Italy, we may not be able to increase prices without losing market share. If we are unable to increase prices in response to increased raw material costs, our business and financial condition may be materially adversely affected.

Our business may be adversely affected by, and we may be subject to legal liability for, defects in our products.

     The sale of food products for human consumption involves the risk of injury to consumers and, to a lesser extent, the sale of animal feed products involves the risk of injury to animals as a result of:

     o   tampering by unauthorized third parties;

     o   product contamination or spoilage;

     o the presence of foreign objects, substances, chemicals, and other agents; or

     o residues introduced during the growing, storage, handling or transportation phases.

     We cannot assure that consumption of our products will not cause a health-related illness in the future or that it will not be subject to claims or lawsuits relating to such matters. There can be no assurance that we will not incur claims or liabilities for which we are not insured or that exceed the amount of our insurance coverage.

We are dependent upon independent agents and distributors to market our products.

     We market and distribute a substantial portion of our products through a network of independent agents and distributors and the loss of certain key agents or distributors could adversely affect our business. In addition to our products, the independent agents and distributors selling our products typically sell other food products manufactured by third parties. The performance of our agents and distributors is outside our control and we cannot predict whether such agents and distributors will continue to market our products. If we are unable to attract, retain and motivate other highly skilled agents and distributors, our business could be materially adversely affected. In addition, our arrangements with several of our agents are governed by a national collective labor agreement. If we terminate any of these relationships, we would be required to pay an indemnity which could, in the aggregate, be material to our business.

Our business may be adversely affected by our dependence upon our suppliers.

     We require a high volume of raw materials to produce our products Our inability to obtain these raw materials in a timely manner could adversely affect our business and financial condition. We do not have any long term contracts with our suppliers. The availability of such raw materials is affected by factors such as:

     o   demand for raw materials, including durum wheat;

     o   weather conditions during the growing and harvesting seasons; and

     o political and economic downturns in the countries in which such suppliers are located.

Our business may be adversely affected by the potential relocation of our largest production facility.

     Our largest plant for the production of animal feed and our only plant for the production of pasta and flour may need to be relocated due to a rezoning of the land on which these plants are located. These plants are located on land owned by us in Bastia Umbra in a region of Italy called Regione Umbria. In 1996, the municipality of Bastia Umbra initiated a rezoning proceeding to reclassify this land as residential and public park space. The municipality has since finalized its rezoning plan, which is now being considered by the government of the Regione Umbria which must also approve the plan before it can become effective. Unless the

Regione Umbria amends the rezoning plan or we are able to appeal the decision, we will be required to:

     o   terminate operations at this plant;

     o   possibly terminate the employees who work at this plant; and

     o   relocate these operations to a new location.

     Although we do not expect a decision to be finalized in the near future and would be compensated for the fair value of the property, relocation of these operations to a new location could materially and adversely affect our business operations and financial condition as a result of:

     o   operational problems;

     o   production interruptions;

     o   quality control concerns;

     o   delays in shipments; and

     o costs and other risks associated with the relocation of these operations and the possible hiring of new employees.

We are dependent upon third parties for the delivery of our raw materials and products.

     Our raw materials, including durum wheat and commercialized products, are shipped to our production facilities from different collection centers by third parties. Our finished products are then transported by third parties to our customers in Italy and elsewhere. An extended interruption in our ability to ship raw materials to our facilities, or finished products from our facilities, could adversely affect our business and our financial condition. If we were to experience an interruption due to strike, natural disasters or otherwise, we may not be successful in transporting such materials or finished products in a timely and cost-effective manner.

Our business may be adversely affected by an inability to successfully manage our production and inventory.

     Most of our customers use inventory management systems which track sales of particular products and rely on reorders being rapidly filled by suppliers to meet consumer demand rather than on large inventories being maintained by these customers. These systems increase pressure on us to fill orders promptly and thereby shift a portion of the customer's inventory management cost to us. Our production of excess inventory to meet anticipated retailer demand could result in markdowns and increased inventory carrying costs for us. In addition, if we underestimate the demand for our products, we may be unable to provide adequate supplies of products to retailers in a timely fashion, and may consequently lose sales.

Our business may be adversely affected by our limited proprietary rights or by legal actions to enforce or defend our proprietary rights.

     We hold trademarks that are of fundamental value and importance for our business. Although these trademarks have been registered in Italy and certain other countries in which our products are sold, we may not be able to prevent misappropriation of our trademarks or protect our other intellectual property.

     The laws of some foreign countries where we sell our products may not protect our proprietary rights to the same extent as do laws in the United States. Our inability to protect our proprietary rights could materially adversely affect our operations which may adversely affect our financial condition. Litigation also may be necessary to:

     o   enforce our intellectual property rights;

     o   protect our trademarks and other proprietary rights;

     o   determine the scope and validity of such intellectual property rights;
         and

     o   defend claims of infringement of other parties' proprietary rights.

     Litigation may not be successful, could result in substantial costs and diversion of management time and resources and could materially adversely affect our operations and our financial condition.

     In the event a third party brings an infringement claim against us, such party could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief. This relief could effectively block our ability to make, use, sell, distribute or market our products. If we fail to obtain a necessary license or other right to proprietary rights held by third parties, it could preclude the sale, manufacture or distribution of our products and could materially adversely affect our financial condition.

Our operations are subject to government regulations.

     Many aspects of our operations are subject to government regulations in Italy and the other countries within which we operate. Such regulations include those relating to:

     o   the production, packaging, labeling and marketing of our products;

     o   price controls;

     o   currency conversion and repatriation;

     o   significant taxation of our earnings and earnings of our personnel;

     o manufacturing, environmental, safety and other regulations relating to our operations and the industries in which we operate;

     o   restrictive labor policies; and

     o   our use of local employees and suppliers.

     Our operations are also subject to the risk of changes in international, national, foreign and local laws and policies that may impose restrictions on us, including trade restrictions, that could have a material adverse effect on our operations and financial condition. Other types of government regulation which could, if enacted or implemented, materially and adversely affect our business include:

     o   expropriation or nationalization decrees;

     o   confiscatory tax systems;

     o primary or secondary boycotts or embargoes directed at specific countries or companies;

     o   import restrictions or other trade barriers;

     o   mandatory sourcing rules; and

     o   high labor rate and fuel price regulation.

     We cannot determine to what extent our future operations and earnings may be affected by new legislation, new regulations or changes in or new interpretations of existing regulations.

Risks Relating to Foreign Operations

Our business may be adversely affected by risks associated with foreign operations.

     Substantially all of our revenues are generated from operations in Italy and, to a lesser extent, in 45 countries throughout the world. Conducting an international business inherently involves a number of difficulties and risks, such as:

     o   currency fluctuations;

     o   export restrictions;

     o   compliance with existing and changing regulatory requirements;

     o   tariffs and other trade barriers;

     o   difficulties in staffing and managing international operations;

     o   cultural issues;

     o   longer payment cycles;

     o   problems in collecting accounts receivable;

     o   political instability and economic downturns;

     o seasonal reductions in business activity in Europe during the summer months; and

     o   potentially adverse tax consequences.

     Any of these factors may materially adversely affect our business and financial condition.

We are subject to a number of regulatory and contractual restrictions governing our relations with our employees.

     We are subject to a number of regulatory and contractual restrictions governing our relations with our employees, including our management. Our employment relations in Italy are governed by numerous regulatory and contractual requirements, including:

     o   national collective labor agreements; and

     o   individual employer labor agreements.

     These arrangements address a number of specific issues affecting our working conditions, including:

     o   hiring;

     o   work time;

     o   wages and benefits; and

     o   termination of employment.

     We will be required to make extraordinary or significant payments in order to comply with these requirements. The cost of complying with these requirements may materially adversely affect our business and financial condition. In addition, our arrangements with several of our agents who market our products are governed by a national collective labor agreement. In the event we were to terminate any of these relations, we would be required to pay an indemnity which could, in the aggregate, materially adversely affect our business and financial condition.

Our results of operations may be adversely affected by foreign currency fluctuations and transition to the Euro.

     Historically, a substantial portion of our revenues has been denominated in the Italian Lire. Our results of operations are subject to fluctuations in the value of the Italian Lire, and will be subject to fluctuations in the value of the Euro against the US Dollar and other currencies. Accordingly, fluctuations in exchange rates could materially adversely affect our business and financial condition.

     On January 1, 1999, certain members of the European Union, including Italy, introduced a single currency, the Euro. During the transition period ending January 1, 2002, European Monetary Union (EMU) countries will have the option of settling transactions in local currencies or in the Euro. We have not yet determined when we intend to convert to the Euro. The conversion to the Euro will result in increased costs to us related to updating operating systems, review of the effect of the Euro on our contracts and updating catalogues and sales materials for our products. In addition, adoption of the Euro will limit the ability of an individual EMU country to manage fluctuations in the business cycles through monetary policy.

Investors may not be able to enforce judgments against us or our officers and directors.

     Although we are organized under the laws of the State of Delaware, we are primarily a holding company which primarily holds stock in entities outside the United States and a substantial portion of our assets are located outside the United States. In addition, six of our seven directors and all of our executive officers are residents of foreign countries and all or a substantial portion of the assets of such directors and officers is located outside of the United States. As a result, it may not be possible for investors to:

     o   effect service of process upon most of our directors and officers; or

     o enforce judgments of U.S. courts predicated upon the civil liability provisions of U.S. laws against our directors' and officers' assets.

     The market price of our common stock may be adversely affected by the difficulty for investors to enforce judgments of U.S. courts.

Stock and Market Risks

Our stock may be delisted from The American Stock Exchange if we do not meet the continued listing criteria.

     We will be subject to the continued listing requirements of The American Stock Exchange and if we are unable to satisfy any of these requirements, our stock may be delisted from The American Stock Exchange. If our stock is delisted from The American Stock Exchange, the liquidity of our stock could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in coverage by security analysts and the news media and lower prices for our common stock than might otherwise be attained.

     If our stock is delisted from The American Stock Exchange, trading, if any, in our stock would thereafter be conducted:

     o on the Nasdaq National Market or the Nasdaq SmallCap Market, assuming we meet the requirements for initial listing on the Nasdaq National Market or the Nasdaq SmallCap Market, some of which we may not currently meet, including the minimum bid price requirement;

     o on the National Association of Securities Dealers, Inc.'s "Electronic Bulletin Board"; or

     o   the over the counter market in the "pink sheets."

     If our stock was delisted from The American Stock Exchange and could not be quoted on the Nasdaq National Market or the Nasdaq SmallCap Market, it could become subject to Rule 15g9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell our common stock and may adversely affect the ability of stockholders to sell any of the shares of common stock in the secondary market.

We do not intend to pay dividends to our stockholders.

     We have not paid any cash dividends on our common stock and do not expect to do so in the foreseeable future.

Future sales of our common stock in the public market could adversely affect our stock price and our ability to raise new funds.

     Sales of shares of stock by existing stockholders could have an adverse effect on our stock price. As of January 25, 2000, we had 60,892,099 shares of common stock outstanding, of which approximately 8,000,000 shares are eligible for sale without restriction. The remaining shares are subject to the resale provisions of Rule 144 and Rule 145 under the Securities Act of 1933. In addition to the 4,892,480 shares of common stock being registered for resale by the selling stockholders in this offering, we intend to register for resale the 48,366,530 shares of our common stock issued in the Petrini acquisition. As a result, the market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market or the perception that substantial sales could occur.

Additional shares of our common stock may be issued if options or warrants are exercised or our convertible promissory notes are converted, causing dilution to our stockholders.

     We have outstanding:

     o warrants to purchase an aggregate of approximately 2,800,000 shares of common stock;

     o   options to purchase approximately 920,000 shares of our common stock;
         and

     o convertible promissory notes outstanding which are convertible into approximately 4,900,000 shares of our common stock at the conversion price of approximately $2.55 as of January 25, 2000. We cannot predict the actual number of shares of our stock that may be issued upon conversion of the notes, which depends on:

         o the conversion price in effect from time to time during the term of the promissory notes; and

         o  timing of any conversion.

     The existence of these securities may adversely affect us or our stockholders for many reasons, including:

     o the market price of our stock may be adversely affected by the existence of convertible securities;

     o if any of these securities are exercised, the value of the stock held by our stockholders will be diluted if the value of such stock immediately prior to the exercise of such securities exceeds the exercise price;

     o these securities give the holders the opportunity, at nominal cost, to profit from a rise in the market price of our stock; and

     o the terms upon which we could issue additional common stock or obtain additional financing may be adversely affected.

     Holders of warrants and options are also likely to exercise them when, in all likelihood, we could obtain additional capital on terms more favorable than those provided by the warrants and options.

Anti-takeover provisions may adversely affect our stockholders.

     We are subject to a Delaware statute regulating business combinations that could discourage, hinder or preclude an unsolicited acquisition of us and could make it less likely that stockholders receive a premium for their shares as a result of any such attempt. In addition, our Board of Directors may issue, without stockholder approval, shares of preferred stock. The preferred stock could have voting, liquidation, dividend or other rights superior to those of the common stock. Therefore, if we issue preferred stock, your rights as a common stockholder may be adversely affected. These factors could depress our stock price.

We will record charges to operations in the event shares of our stock are released from escrow.

     498,285 shares of common stock were deposited in escrow pursuant to an escrow agreement in connection with our initial public offering in March 1997. These shares will be released from escrow to our stockholders who were stockholders prior to our initial public offering, if, prior to March 31, 2000, our common stock trades at certain levels for any 30 consecutive trading days, commencing in April 1999.

     In the event of the probable release of the escrow shares, we will recognize during the period in which the specified revenue levels are probable of being met or stock levels achieved, a substantial non-cash charge to operations, equal to the then fair value of these shares. The position of the Securities and Exchange Commission is that in the event any shares are released from escrow to stockholders who are our officers, directors, employees or consultants, we will record a non-cash compensation charge in our financial statements. We cannot deduct this charge to operations for income tax purposes. This charge would significantly reduce or eliminate earnings, if any, at such time.

     The recognition of this compensation expense may depress the market price of our common stock. We cannot predict whether our stock price will attain the targets that would enable the shares to be released from escrow.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. We use forward-looking statements in our description of our plans and objectives for future operations, assumptions underlying these plans and objectives. Forward-looking terminology includes the words "may," "expects," "believes," "anticipates," "intends," "projects," or similar terms, variations of such terms or the negative of such terms. These forward-looking statements are based on management's current expectations and are subject to factors and uncertainties which could cause actual results to differ materially from those described in such forward-looking statements. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained in this prospectus to reflect any change in our expectations or any changes in events, conditions or circumstances on which any forward-looking statement is based. Factors which could cause such results to differ materially from those described in the forward-looking statements include those set forth under "Risk Factors."

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders named in this prospectus. We will receive proceeds from the exercise of options and warrants. If all of the options and warrants exercisable for shares of common stock being registered in this offering are exercised, we would receive net proceeds of approximately $15.2 million. Holders of the options and warrants are not obligated to exercise their options and warrants and we cannot assure that holders of the options and warrants will choose to exercise all or any of the options or warrants.

     We intend to use the estimated net proceeds received upon exercise of the options and warrants, if any, for working capital and general corporate purposes, including future acquisitions. We are evaluating and are engaged in discussions in connection with the potential acquisition of assets or equity of similar or complementary businesses. However, we have no agreements or commitments for any particular acquisition and we cannot predict whether any such acquisitions will be consummated.

                              SELLING STOCKHOLDERS

     The shares are being registered to permit public secondary trading of the shares, and the selling stockholders, or their pledgees, donees, transferees or other successors-in interest, may offer all or any portion of the shares for resale from time to time. See "Plan of Distribution."

     Spigadoro has filed with the Commission under the Securities Act a registration statement on Form S-3, of which this prospectus forms a part, relating to the resale of the shares. We have agreed to pay expenses in connection with the registration and sale of the shares being offered by the selling stockholders. See "Plan of Distribution."

Agreements with the Selling Stockholders

     In October 1996, we sold an aggregate of 1,780,303 shares of our Series A Convertible Preferred Stock and warrants to purchase 1,780,303 shares of our common stock to Vertical Financial Holdings and Behala Anstalt, Lupin Investment Services, Ltd. and Henilia Financial Ltd., each an affiliate of Vertical, for an aggregate purchase price of approximately $1.4 million. At the time of our public offering in March 1997, all of the outstanding shares of Series A Preferred Stock were converted into an equal number of shares of common stock.

     Entities affiliated with Vertical have economic ownership of approximately 75% of the outstanding common stock of Gruppo Spigadoro, N.V. and have the power to vote approximately 90% of the outstanding common stock of Gruppo Spigadoro. Gruppo Spigadoro beneficial owns approximately 59.3% of our common stock. As a result, Vertical and entities affiliated with Vertical have the ability to vote or direct the vote of approximately 54.9% of our common stock. Jacob Agam, our Chairman of the Board and Chief Executive Officer, is also Chairman of the Board of Gruppo Spigadoro, Vertical and affiliates of Vertical.

     We have also been advised that Vertical owns equity interests in Behala Anstalt, Lupin Investment Services and Henilia Financial, each of which is a selling stockholder, and that Vertical has agreements with third party investors in each of these selling stockholders. These equity interests and agreements entitle Vertical to varying percentages of the profits resulting from the sale of the shares of each of these selling stockholders. Under an agreement with each of these selling stockholders, the trustee of each of these selling stockholders has voting and dispositive power over the shares held by that selling stockholder, although Vertical retains the right to appoint or terminate the appointment of the trustee. We have also been advised that under an agreement between Orida Capital and Vertical, Orida has the right to receive a portion of the profits from the sale of the shares held by Vertical. Mr. Agam is also the Chairman of Orida.

     Under an agreement between us and Gruppo Spigadoro, we agreed that for so long as Gruppo Spigadoro, or its current shareholders, their respective affiliates and Carlo Petrini, one of our directors, collectively hold at least:

o 50% of the outstanding shares of our common stock, Gruppo Spigadoro or its assignees will have the right to nominate 50% of the members for election to our Board of Directors;

o 25% of the outstanding shares of our common stock, Gruppo Spigadoro or its assignees will have the right to nominate 25% of the members for election to our Board of Directors;

o 10% of the outstanding shares of our common stock, Gruppo Spigadoro or its assignees will have the right to nominate a single member for election to our Board of Directors.

         In March 1997, we issued warrants to purchase an aggregate of 335,000 shares of common stock to Royce Investment Group, Inc. and Continental Broker-Dealer Corp., underwriters in our initial public offering. At the time of our initial public offering, Royce and Continental received underwriting discounts and commissions of approximately $1.6 million and a non-accountable expense allowance of $502,500. In February 1998, we granted options to purchase 10,000 shares of common stock to Value Management & Research (U.K.), Limited, as consideration for financing services rendered to us in February 1998. In March 1998, we granted options to purchase 80,000 shares of common stock to Value Management & Research S.A., Luxembourg, as consideration for financing services rendered to us for the period from February 1998 through March 1999. These options were subsequently transferred to Value Management & Research AG.

     At various times from July 1997 through April 1998, we granted options to purchase an aggregate of 195,000 shares of common stock to Andreas Beyer, Reiner Hallauer and Arnold Wasserman. Mr. Beyer received his options as consideration for investor relations services. Mr. Hallauer is the former Managing Director of one of our subsidiaries and a former director of Spigadoro, and Mr. Wasserman is a former director of Spigadoro.

     In June 1998, we sold to JNC Opportunity Fund, Ltd.:

     o $3,000,000 principal amount Series A Convertible Debenture due June 19, 2001; and

     o   warrants to purchase 35,300 shares of our common stock.

     In June 1998, we sold to JNC Strategic Fund, Ltd.:

     o   198,255 shares of our common stock; and

     o   warrants to purchase 23,529 shares of our common stock.

In January 1999, JNC Strategic Fund exchanged its 198,255 shares of our common stock for 2,000 shares of our Series B Convertible Preferred Stock. These shares of preferred stock were converted by JNC Strategic Fund into 198,255 shares of our common stock in December 1999.

     The convertible debenture issued to JNC Opportunity Fund was convertible at a fluctuating conversion price below fair market value. Under the debenture, JNC Opportunity Fund had the right to accelerate the repayment of the debenture upon the closing of the Petrini transaction. We entered into an agreement with JNC Opportunity Fund in November 1999, under which JNC Opportunity Fund agreed not to accelerate repayment of the debenture and agreed to fix the number of shares of common stock issuable upon conversion of the debenture at 2,451,745. JNC Opportunity Fund converted the debenture into an aggregate of 2,451,745 shares of common stock in two transactions in November and December 1999. In December 1999, JNC Opportunity Fund transferred 870,947 shares of our common stock owned by it to JNC Strategic Fund. JNC Opportunity Fund and JNC Strategic Fund have agreed, subject to some exceptions, not to offer, sell, contract to sell or otherwise dispose of any shares of our common stock until June 29, 2000; except that the JNC entities can sell in the aggregate up to 50% of the shares of our common stock owned by them at any time after March 29, 2000.

     In the transaction with JNC Opportunity Fund and JNC Strategic Fund in June 1998, VTR Capital Markets, an advisor in such transaction, received warrants to purchase 29,412 shares of common stock.

     Based on information provided by each selling stockholder, the following table lists:

     o   the name of each selling stockholder;

     o the number of shares of common stock beneficially owned before the commencement of the offering;

     o the number of shares of common stock issuable upon exercise of warrants and options;

     o the number of shares of common stock offered for resale in this offering; and

     o the number of shares and percentage of common stock owned after this offering, assuming the sale of all shares offered in this offering by each selling stockholder.

All of the warrants and options are exercisable within 60 days of the date of this Prospectus.


                                                                                                        Common stock beneficially
                         Number of shares of    Number of Shares  Number of Shares                       owned after the offering
                             Common Stock         Issuable Upon     Issuable Upon                        ------------------------
       Selling                   Owned             Exercise of       Exercise of    Shares Being    Number of        Percent of
   Security Holder      Prior to the Offering       Warrants           Options         Offered        Shares         Outstanding
   ---------------      ---------------------       --------           -------         -------        ------         -----------
Value Management &                                                     90,000           90,000             0                0
  Research AG
Andres Beyer                                                           25,000           25,000             0                0
Reiner Hallauer               8,561                                    50,000           58,561             0                0
Arnold Wasserman                                                       95,000           95,000             0                0
Royce Investment                                    167,500                            167,500             0                0
  Group, Inc.
Continental                                         167,500                            167,500             0                0
  Broker-Dealer
  Corp.
JNC Opportunity Fund,     1,580,798                  35,300                          1,616,098             0                0
  Ltd.
JNC Strategic Fund,       1,069,202                  23,529                          1,092,731             0                0
  Ltd.
VTR Capital Markets                                  29,412                             29,412             0                0
Vertical Financial          890,152(1)(2)           690,152                            890,152       690,152 (6)          1.1%
  Holdings
Behala Anstalt              296,402(3)              296,402                            296,402       296,402 (6)           *
Lupin Investments           296,402(4)              296,402                            296,402       296,402 (6)           *
  Services Ltd.
Henilia Financial Ltd.       67,722(5)              297,347                             67,722       297,347 (6)           *



----------------------
*  Less than 1%

(1) Jacob Agam, our Chairman and Chief Executive Officer, is the Chairman of the Board of Vertical. Vertical is owned of record by a trustee on behalf of members of Mr. Agam's family. Mr. Agam disclaims beneficial ownership of the shares held by Vertical.

(2) Includes 71,212 shares of common stock which are held in escrow but which Vertical retains the power to vote. Excludes:
     o 690,152 shares of common stock issuable upon exercise of warrants beneficially owned by Vertical and exercisable within 60 days; and
     o an aggregate of 739,351 shares of common stock and 890,151 shares of common stock issuable upon exercise of warrants held by Behala Anstalt, Lupin Investments Services and Henilia Financial. Vertical has the right to receive a percentage of the proceeds from the sale of shares by these selling stockholders.

(3) Includes 23,712 shares of common stock which are held in escrow but which Behala Anstalt retains the power to vote. Excludes 296,402 shares of common stock issuable upon exercise of warrants beneficially owned by Behala Anstalt and exercisable within 60 days.

(4) Includes 23,712 shares of common stock which are held in escrow but which Lupin Investments Services Ltd. retains the power to vote. Excludes 296,402 shares of common stock issuable upon exercise of warrants beneficially owned by Lupin Investments Services Ltd. and exercisable within 60 days.

(5) Includes 23,788 shares of common stock which are held in escrow but which Henilia Financial Ltd. retains the power to vote. Excludes 297,347 shares of common stock issuable upon exercise of warrants beneficially owned by Henilia Financial Ltd. and exercisable within 60 days.

(6) Represents shares of common stock issuable upon exercise of warrants that are exercisable within 60 days.

                              PLAN OF DISTRIBUTION

     We have been advised that the selling stockholders, their pledgees, donees, transferees or other successors-in-interest, may from time to time, sell all or a portion of the shares in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to these market prices or at negotiated prices.

     The shares may be sold by the selling stockholders by one or more of the following methods:

     o block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     o   privately negotiated transactions;

     o   short sales;

     o   a combination of any such methods of sale; and

     o   any other method permitted pursuant to applicable law.

     In addition to being sold on The American Stock Exchange, the shares may also be sold by the selling stockholders on the Freiverkehr in Frankfurt, Berlin, Stuttgart and Dusseldorf, Germany.

     The selling stockholders are not restricted as to the price or prices at which they may sell their shares. Sales of shares by the selling stockholders may depress the market price of our common stock since the number of shares which may be sold by the selling stockholders is relatively large compared to the historical average weekly trading of our common stock. Accordingly, if the selling stockholders were to sell, or attempt to sell, all of such shares at once or during a short time period, we believe such a transaction could adversely affect the market price of our common stock.

     From time to time the selling stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities, and can sell and deliver the shares in connection with any of these transactions or in settlement of securities loans. From time to time the selling stockholders may pledge their shares under margin provisions of its customer agreements with its brokers. Upon a default by the selling stockholders, the broker may offer and sell the pledged shares from time to time.

     In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the sales. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if the broker-dealer acts as agent for the purchaser of such shares, from the purchaser in amounts to be negotiated, which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may then resell those shares from time to time in transactions

     o   in the over-the counter market or otherwise;

     o   at prices and on terms then prevailing at the time of sale;

     o   at prices then related to the then-current market price; or

     o   in negotiated transactions.

     These resales may involve block transactions or sales to and through other broker-dealers, including any of the transactions described above. In connection with these sales, these broker-dealers may pay to or receive from the purchasers of those shares commissions as described above. The selling stockholders may also sell the shares under Rule 144 under the Securities Act, rather than under this prospectus.

     The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We have been advised that Continental and VTR Capital, each a selling stockholder, are members of the NASD. Continental and VTR Capital will be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the shares as principal will be deemed to be underwriting discounts and commissions under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares, including reasonable fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We will not receive any proceeds from the sale of shares by the selling stockholders.

     At the time a particular offer of shares is made, to the extent required, a supplement to this prospectus will be distributed which will identify and set forth the aggregate amount of shares being offered and the terms of the offering.

     The selling stockholders are subject to applicable provisions of the Exchange Act and the Commission's rules and regulations, including Regulation M, which provisions may limit the timing of purchases and sales of the shares by the selling stockholders.

     In order to comply with certain states' securities laws, if applicable, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

                                  LEGAL MATTERS

     The validity of the securities offered hereby have been passed upon for us by Lowenstein Sandler PC, Roseland, New Jersey.

                                     EXPERTS

     The consolidated balance sheets of Spigadoro, Inc. (formerly IAT Multimedia, Inc.) as of December 31, 1998 and 1997 and the consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of Rothstein, Kass & Company, P.C., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The financial statements of Petrini S.p.A. incorporated in this prospectus by reference to our Current Report on Form 8-K, filed with the Commission on January 12, 2000, as of December 31, 1998 and 1997, and for each of the three years ended December 31, 1998, 1997 and 1996 have been incorporated herein in reliance on the report of Reconta Ernst & Young

S.p.A., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Exchange Act and we file reports and other information with the Commission.

     You can read reports and other information filed by us with the Commission without charge and copy such reports and information at the public reference facilities maintained by the Commission at the following addresses:

     o New York Regional Office, Seven World Trade Center, New York, New York 10048; and

     o Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

     You may read and copy any of the reports, statements, or other information we file with the Commission at the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the Commission. The American Stock Exchange maintains a Web site at http://www.amex.com that contains reports, proxy statements and other information filed by us.

     Our common stock is listed on The American Stock Exchange under the symbol "SRO" and also trades on the Freiverkehr in Frankfurt, Berlin, Stuttgart and Dusseldorf Germany.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We have filed with the Securities and Exchange Commission, Washington, D.C., a registration statement on Form S-3 under the Securities Act of 1933, covering the securities offered by this prospectus. This prospectus does not contain all of the information that you can find in our registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed or incorporated by reference as an exhibit to the registration statement.

     The Commission allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede the information in this prospectus and the documents listed below. We incorporate by reference the documents listed below, and any future filings made with the Commission under Section 139(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all the shares.

1.   Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

2. Our Quarterly Reports on Form 10-Q for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999;

3. Our Current Reports on Form 8-K dated January 11, 1999, August 4, 1999, August 24, 1999, December 20, 1999, January 12, 2000, January 19, 2000 and January 19, 2000;

4.   Our Proxy Statement/Prospectus dated December 3, 1999;

5. Our registration statement on Form 8-A declared effective on January 13, 2000, registering the common stock under the Exchange Act; and

6. All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering, except the Compensation Committee Report on Executive Compensation and the performance graph included in the Proxy Statement filed pursuant to Section 14 of the Exchange Act.

     You may request a copy of these filings, other than the exhibits, by writing or telephoning us at Spigadoro, Inc., 70 East 55th Street, 24th Floor, New York, New York 10022, telephone number (212) 754-4271.

     You should rely only on the information incorporated by reference or contained in this prospectus or any supplement. We have not authorized anyone else to provide you with different or additional information. The selling stockholders are not making an offer of the shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

Prospective investors may reply only on the information contained in this prospectus. Spigadoro Inc. has not authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.


                                 SPIGADORO, INC.

                        4,892,480 SHARES OF COMMON STOCK

                                   PROSPECTUS

                                 _________, 2000

                                     PART II

                     Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution.

     The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:


SEC Registration Fee                       $712

Accounting Fees and Expenses              3,500

Legal Fees and Expenses                  10,000

Miscellaneous Expenses                    3,288
                                        --------
Total                                   $17,500



Item 15. Indemnification of Directors and Officers.

     The Certificate of Incorporation and By-Laws of the Company provide that the Company shall indemnify any person to the full extent permitted by the Delaware General Corporation Law.

     Reference is hereby made to Section 145 of the Delaware General Corporation Law relating to the indemnification of officers and directors which Section is hereby incorporated herein by reference.

     The Registrant also has Indemnification Agreements with each of its directors.

Item 16. Exhibits.

   4.1    Underwriters' Warrant(1)
   4.2    Form of Option Agreement
   4.3    Common Stock Purchase Warrant issued to JNC Opportunity Fund, Ltd.(2)
   4.4    Common Stock Purchase Warrant issued to JNC Strategic Fund, Ltd. (2)
   4.5    Common Stock Purchase Warrant issued to Century City Securities,
          Inc.(2)
   4.6 Warrant issued to Vertical Financial Holdings (one in a series of warrants with identical terms)(1)
   5.1    Opinion of Lowenstein Sandler PC
   10.1 Securities Purchase Agreement, dated as of June 19, 1998, by and among IAT Multimedia, Inc., JNC Opportunity Fund, Ltd. and JNC Strategic Fund, Ltd.(2)
   10.2 Registration Rights Agreement dated as of June 19, 1998, by and among IAT Multimedia, Inc., JNC Opportunity Fund, Ltd. and JNC Strategic Fund, Ltd.(2)
   10.3 Investor's Rights Agreement dated as of October 24, 1996 by and between the Registrant and Vertical Financial Holdings(1)
   23.1   Consent of Rothstein, Kass & Company, P.C. - Included on II-5

   23.2   Consent of Reconta Ernst & Young - Included on II-6
   23.3   Consent of Lowenstein Sandler PC - Included in Exhibit 5.1
   24     Power of Attorney - Included on II-4
         ------------

   (1) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 333-18529) declared effective on March 26, 1997.
   (2) Incorporated by reference to the Registrant's Current Report on Form 8-K dated June 19, 1998 and incorporated by reference thereto.

Item 17. Undertakings

Undertaking Required by Regulation S-K, Item 512(a).

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. Undertaking Required by Regulation S-K, Item 512(b).

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

Undertaking required by Regulation S-K, Item 512(h).

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York on the 27th day of January, 2000.

                                         SPIGADORO, INC.

                                         /s/ Jacob Agam
                                         ---------------------------------
                                         By: Jacob Agam
                                         Chairman of the Board and
                                         Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints Klaus Grissemann and Jacob Agam or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this Registration Statement and any related Registration Statement filed under Rule 462(b), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

Name                        Title                               Date
----                        -----                               ----

/s/ Jacob Agam              Chairman of the Board and Chief     January 27, 2000
-----------------------     Executive Officer (principal
Jacob Agam                  executive officer)


/s/ Klaus Grissemann        Chief Financial Officer and         January 27, 2000
-----------------------     Director (principal financial
Klaus Grissemann            officer)

/s/ Lucio De Luca           Chief Operating Officer             January 27, 2000
-----------------------     and Director
Lucio De Luca

/s/ Marc S. Goldfarb        Director                            January 27, 2000
-----------------------
Marc S. Goldfarb


/s/ Carlo Petrini           Director                            January 27, 2000
-----------------------
Carlo Petrini


/s/ Robert Weiss            Director                            January 27, 2000
-----------------------
Robert Weiss


/s/ Erich Weber             Director                            January 27, 2000
-----------------------
Erich Weber

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statement of Spigadoro, Inc. (formerly IAT Multimedia, Inc.) on Form S-3 of our report dated March 25, 1999, on our audits of the consolidated financial statements and the financial statement schedule of Spigadoro, Inc. (formerly IAT Multimedia, Inc.) and Subsidiaries as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997, and 1996, which report is included in the Annual Report on Form 10-K. We also consent to the reference to our Firm under the caption "Experts."




ROTHSTEIN, KASS & COMPANY, P.C.


Roseland, New Jersey
January 27, 2000

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the incorporation by reference in the registration statement of Spigadoro, Inc. on Form S-3 of our report dated October 14, 1999, except for the convenience translation of the financial statements into U.S. Dollars as to which the date is November 23, 1999, on our audits of the consolidated financial statements and the financial statement schedule of Petrini, S.p.A. as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997, and 1996, which report is included in the Form 8-K of Spigadoro, Inc. filed with the Commission on January 12, 2000. We also consent to the reference to our Firm under the caption "Experts."




RECONTA ERNST & YOUNG, S.p.A.


Perugia, Italy
January 26, 2000